   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 26, 2001

                                                  REGISTRATION NO. 333-_________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                               _________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               _________________

                            RMH TELESERVICES, INC.
            (Exact name of registrant as specified in its charter)

         Pennsylvania                                7389                             23-2250564
(State or other jurisdiction of           (Primary Standard Industrial             (I.R.S. Employer
incorporation or organization)            Classification Code Number)             Identification No.)

                               40 Morris Avenue
                              Bryn Mawr, PA 19010
                                (610) 520-5300

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                               _________________

                                John A. Fellows
                            Chief Executive Officer
                            RMH Teleservices, Inc.
                               40 Morris Avenue
                              Bryn Mawr, PA 19010
                                (610) 520-5300

           (Name, address, including zip code, and telephone number, including area code, of agent for service)

                               _________________
                                  COPIES TO:

                         John M. Coogan, Jr., Esquire
                             Jay A. Dubow, Esquire
                    Wolf, Block, Schorr and Solis-Cohen LLP
                         1650 Arch Street, 22nd Floor
                          Philadelphia, PA 19103-2097
                                (215) 977-2000
                               _________________

     Approximate Date of Commencement of Proposed Sale to The Public: As promptly as practicable after the effective date of this registration statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

                        Calculation of Registration Fee

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 Title of Each Class                     Proposed Maximum   Proposed Maximum
 of Securities to be     Amount to be     Offering Price       Aggregate              Amount of
      Registered       Registered (1)(2)     Per Share     Offering Price (3)     Registration Fee
-----------------------------------------------------------------------------------------------------------------
     Common Stock           7,239,993          $14.885      $107,767,295.81          $26,941.82
-------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, the registrant is also registering such indeterminate number of shares of common stock as may be issued from time to time upon exercise of the warrants and as a result of the applicable anti-dilution provisions relating to the warrants.

(2) Includes 4,462,968 shares of common stock issued pursuant to private placements we completed on March 30, 2001, September 28, 2001 and October 26, 2001, 1,013,831 shares of common stock issuable upon the exercise of warrants issued pursuant to the September 28, 2001 and October 26, 2001 private placements and 1,763,194 shares of common stock issuable upon the exercise of warrants which may be issued at a future date if we default on certain provisions under the documents evidencing the September 28, 2001 and October 26, 2001 private placements.

(3) Estimated solely for purposes of calculating the filing fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low prices per share reported on the Nasdaq National Market on October 23, 2001.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

                SUBJECT TO COMPLETION, DATED _______ ___, 2001


                                    [LOGO]

                            RMH TELESERVICES, INC.

                               7,239,993 Shares

                                 Common Stock
                              ___________________

     The selling shareholders listed on page 27 of this prospectus may sell from time to time all of the 4,462,968 shares and up to 2,777,025 shares issuable upon exercise of warrants offered by this prospectus.

     The selling shareholders may sell or distribute the shares through underwriters, dealers, brokers or other agents, or directly to one or more purchasers. The price may be the market price prevailing at the time or a price privately negotiated.

     We will not receive any of the proceeds from the sale of the shares. However, we will pay substantially all expenses incident to the registration of the shares.

                              ___________________

     Our common stock is traded on the Nasdaq National Market under the symbol "RMHT." The last reported sale price of our common stock on ____________, 2001 was $_________ per share.

                              ___________________

     Investing in our common stock involves risks. See "Risk Factors" beginning on page 5.

                              ___________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                              __________________


               The date of this prospectus is _______ __, 2001.

     In this prospectus, "RMH," "we," "us," and "our" refer to RMH Teleservices, Inc., a Pennsylvania corporation, and, when applicable, its subsidiaries.

     References to a given fiscal year in this prospectus are to the fiscal year ending September 30th of that year. For example, the phrases "fiscal 2000" or "2000 fiscal year" refer to the fiscal year ended September 30, 2000.

                               _________________

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
RISK FACTORS..............................................................   5

FORWARD-LOOKING STATEMENTS................................................  12

BUSINESS..................................................................  13

WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US........................  22

INFORMATION INCORPORATED BY REFERENCE.....................................  22

DESCRIPTION OF CAPITAL STOCK..............................................  23

DESCRIPTION OF WARRANTS...................................................  24

DESCRIPTION OF REGISTRATION RIGHTS........................................  25

USE OF PROCEEDS...........................................................  26

SELLING SHAREHOLDERS......................................................  27

PLAN OF DISTRIBUTION......................................................  29

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES............................  30

LEGAL MATTERS.............................................................  31

EXPERTS...................................................................  31

     You should rely only on the information contained in this prospectus or to which we have referred you. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. This prospectus may only be used where it is legal to sell the securities being offered in this prospectus. The information in this prospectus may only be accurate on the date of this prospectus.

                             ____________________

                                 RISK FACTORS

     Investing in our common stock involves a high degree of risk. Any of the following risks could materially harm our business, results of operations or financial condition and could result in the complete loss of your investment. You should carefully consider the following risk factors and all other information contained in this prospectus before purchasing our common stock.

Risks Particular to Our Company

We may not be able to manage our growth effectively, which could adversely affect our results of operations.

     We have experienced rapid growth over the past several years and currently plan to continue a high rate of growth. Rapid growth places a significant strain on our management, operations and resources. Our future performance and profitability will depend on our ability to:

     .  build our infrastructure to meet the demands of our clients;
     .  successfully recruit, train and retain qualified personnel;
     . maintain state-of-the-art technical capabilities to compete effectively in the customer relationship management ("CRM") industry;
     . effectively oversee and manage our customer interaction centers as we expand geographically;
     . effectively manage the growth and implementation of our customer interaction centers;
     .  select and serve new vertical markets;
     . successfully integrate any acquired businesses; and . manage our business in light of general economic conditions and conditions which may affect in particular our clients and other companies in our vertical markets.

If we are unable to manage our growth successfully, our business and results of operations could be harmed.

There can be no assurance that we will be profitable in the future.

     We have sustained operating losses for the nine month period ended June 30, 2001. We expect to reflect a loss for the 2001 fiscal year. While we believe that we will be able to reduce such losses and become profitable in future periods, there can be no assurance that we will be able to do so.

We rely on a few major clients for a significant portion of our revenues. The loss of any of these clients or their failure to pay us could reduce our revenues and adversely affect our results of operations.

     Substantial portions of our revenues are generated from a few key clients. For example, our three largest clients for the nine months ended June 30, 2001 accounted for 18.7%, 12.5% and 11.2% of our net revenues. Our three largest clients for fiscal 2000 accounted for 29.2%, 20.1% and 13.8% of our net revenues. Most of our clients are not contractually obligated to continue to use our services at historic levels or at all. If any of these clients were to significantly reduce the amount of services we perform for them, fail to pay us, or were to terminate the relationship altogether, our revenues and business could be harmed.

We reserved in the form of an allowance for doubtful accounts approximately $7.0 million for the doubtful collectibility of a significant account receivable. If we are required to make further reserves for the doubtful collectibility of the remainder of this account receivable, our results of operations would be harmed.

     On June 30, 2001, we reserved in the form of an allowance for doubtful accounts approximately $7.0 million for the doubtful collectibility of a substantial portion of the account receivable due from our client, BrandDirect Marketing, Inc. We continue to monitor the collectibility of the remaining $6.0 million portion of this account receivable, which we have reclassified as an "other asset" as of June 30, 2001. If we are required to make further reserves for the doubtful collectibility of this remaining portion, or any significant part of such remaining portion, our results of operations would be harmed.

A decrease in demand for our services in one or more of the industries to which we provide services could reduce our revenues and adversely affect our results of operations.

     Our success is dependent in large part on continued demand for our services from businesses within the telecommunications, financial services, insurance and technology industries, which accounted for 39.7%, 27.4%, 22.3% and 10.6%, respectively, of our net revenues for the nine months ended June 30, 2001 and 36.1%, 33.7%, 30.0% and 0.2%, respectively, of our net revenues for the 2000 fiscal year. We also expect that in the future our success will depend in part on demand for our services in the logistics industry. A reduction in or the elimination of the use of outsourced CRM services within any of these industries could harm our business.

We may be unable to hire or retain qualified personnel.

     By its nature, our industry is labor intensive. CRM representatives, who make up a significant portion of our workforce, generally receive modest hourly wages. Our recruiting and training costs are increased and our operating efficiency and productivity are decreased by:

     . any increases in hourly wages, costs of employee benefits or employment taxes;
     .  the high turnover rate experienced in our industry;
     . the high degree of training necessary for some of our CRM service offerings, particularly insurance product customer acquisition and technology customer service;
     .  our rapid growth; and
     . competition for qualified personnel with other CRM service firms and with other employers in labor markets in which our customer interaction centers are located.

Additionally, some of our employees have attempted to organize a labor union which, if successful, could further increase our recruiting and training costs and could further decrease our operating efficiency and productivity. We may not be able to continue to recruit, train and retain a sufficient number of qualified personnel to meet the needs of our business or to support our growth. If we are unable to do so, our results of operations could be harmed.

Our results of operations may be subject to significant fluctuations.

     Our quarterly and annual operating results have fluctuated in the past and may vary in the future due to a wide variety of factors including:

     .  the commencement and expiration of contracts;
     .  our revenue mix;
     .  the amount and timing of new business;

     . the financial strength of our customers and the collectibility of our receivables;
     . our ability to successfully open new customer interaction centers or to expand existing centers in a timely fashion;
     . the loss or unavailability of economic incentives provided by local, state or provincial government authorities;
     .  the timing of additional selling, general and administrative expenses;
        and
     .  competitive conditions in our industry.

     Due to these factors, our quarterly revenues, expenses and results of operations could vary significantly in the future. You should take these factors into account when evaluating past periods and, because of the potential variability in our quarterly results, you should not rely upon results of past periods as an indication of our future performance. In addition, because our operating results may vary significantly from quarter to quarter, results may not meet the expectations of securities analysts and investors, and this could cause the price of our common stock to fluctuate significantly.

Our business could be significantly disrupted if we lose members of our management team.

     We believe that our success depends to a significant degree upon the continued contributions of our executive officers and other key personnel, both individually and as a group. Our future performance will be substantially dependent on our ability to retain them. The loss of the services of any of our executive officers, particularly John A. Fellows, our Chief Executive Officer, Robert M. Berwanger, our Chief Operating Officer, J. Scot Brunke, our Chief Financial Officer, or Paul J. Burkitt, our Executive Vice President of Sales and Marketing, could prevent us from executing our business strategy.

If we are unable to keep pace with technological changes, our business will be harmed.

     Our business is highly dependent on our computer and telecommunications systems, including our customized software, predictive dialing equipment and automated customer interaction workstations. Our ability to compete effectively is dependent upon continued investment in advanced computer and telecommunications technology. These technologies are rapidly evolving and characterized by short product life cycles, which require us to anticipate and adapt to technological shifts. We cannot assure you that we will be successful in anticipating or adapting to technological changes or in selecting and developing new and enhanced technologies on a timely basis. In addition, the inability of equipment vendors to supply equipment on a timely basis could harm our operations and financial condition.

Interruptions or failures of our technology infrastructure could harm our business and reputation.

     We are highly dependent on the stability of our computer equipment and systems. These systems could be interrupted by natural disasters, power losses, operating malfunctions or computer viruses and other disruptions caused by unauthorized or illegal access to our systems. Any interruption in or failure of our technology equipment systems could have a material adverse effect on both our business and our reputation.

An increase in telephone rates or a significant interruption in telephone service could harm our business.

     Our ability to offer services at competitive rates is highly dependent upon the cost of local and long distance telephone service provided by various local and long distance telephone companies. Any change in the telecommunications market that would affect our ability to obtain favorable rates on telephone services could harm our business. Moreover, any significant interruption in telephone service or developments that could limit the ability of telephone companies to provide us with increased capacity in the future could harm our existing operations and prospects for future growth.

Fluctuations in the currency exchange rate with Canada could adversely affect our business.

     A significant portion of our operations are located in Canada. An increase in the value of the Canadian dollar in relation to the value of the United States dollar could increase our costs of doing business in Canada and adversely affect our results of operations. To the extent that we expand our operations into other countries, we will face similar exchange rate risk with respect to the costs of doing business in such countries, as well as risks related to the value of revenues derived from clients located in such countries as a result of any increases in the value of the United States dollar in relation to the currencies of such countries.

We may acquire other businesses. We may not be able to identify appropriate acquisition candidates, acquire them on favorable terms or properly integrate their businesses.

     From time to time, we may consider acquisitions of other businesses. We expect to face competition for acquisition candidates, which may limit the number of acquisition opportunities and may lead to higher acquisition prices. Also, we may not be able to identify, acquire on favorable terms or manage additional businesses profitably or to successfully integrate acquired businesses. Businesses that we acquire may have liabilities that we underestimate or do not discover during our pre-acquisition investigations. Some of the liabilities of the businesses we acquire, even if we do not expressly assume them, may be imposed on us. Further, each acquisition involves a number of other special risks that could cause an acquired business to fail to meet our expectations. For example:

     .  an acquired business may not achieve expected results;
     .  we may not be able to retain key personnel of an acquired business;
     . we may incur substantial, unanticipated costs, delays or other operational or financial problems when integrating an acquired business;
     . our management's attention may be diverted; or . our management may not be able to manage the combined entity effectively or to make acquisitions and grow our business internally at the same time.

     We cannot determine the timing, size or success of any future acquisitions, our ability to integrate any acquired businesses or their associated capital requirements. In addition, we may not be able to obtain acquisition financing when required, and such financing may only be available on terms and conditions that are unacceptable to us. To the extent that we use shares of our common stock to pay for acquisitions, we could dilute the value of our shares already issued. To the extent that we complete acquisitions using cash rather than stock, we may need to raise additional capital.

Risks Related to Our Industry

We may not be able to effectively win business against our competition.

     The CRM services industry is highly competitive. We compete with:

     .  the in-house CRM operations of our clients or potential clients;
     . other outsourced CRM providers, some of which have greater resources than we have; and
     . providers of other marketing and CRM formats and, in particular, other forms of direct marketing such as interactive shopping and data collection through television, the internet and other media.

     Many businesses that are significant consumers of CRM services use more than one CRM services firm at a time and reallocate work among various firms from time to time. We and other firms seeking to perform outsourced CRM services are frequently required to compete with each other as individual programs are initiated. We cannot be certain that we will be able to compete effectively against our current competitors or that additional competitors, some of which may have greater resources than we have, will not enter the industry and compete effectively against us. As competition in the industry increases, we may face increasing pressure on the prices for our services.

Consumer resistance to our services could harm our industry.

     As the CRM services industry continues to grow, the effectiveness of CRM services as a direct marketing tool may decrease as a result of consumer saturation and increased consumer resistance to customer acquisition activities, particularly direct sales.

Government regulation of our industry and the industries we serve may increase our costs and restrict the operation and growth of our business.

     Our industry is subject to an increasing amount of regulation in the United States and Canada. Most of the statutes and regulations in the United States allow a private right of action for the recovery of damages or provide for enforcement by the Federal Trade Commission, state attorneys general or state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys' fees. The Canadian Radio-Television and Telecommunications Commission enforces rules regarding unsolicited communications using automatic dialing and announcing devices, live voice and fax. We cannot assure you that we will be in compliance with all applicable regulations at all times. We also cannot assure you that new laws, if enacted, will not adversely affect or limit our current or future operations.

     Several of the industries served by us, particularly the insurance, financial services and telecommunications industries, are subject to government regulation. We could be subject to a variety of regulatory enforcement or private actions for our failure or the failure of our clients to comply with these regulations. Our results of operations could be adversely impacted if the effect of government regulation of the industries we serve is to reduce the demand for our services or expose us to potential liability. We and our employees who sell insurance products are required to be licensed by various state insurance commissions for the particular type of insurance product sold and to participate in regular continuing education programs. Our participation in these insurance programs requires us to comply with certain state regulations, changes in which could materially increase our operating costs associated with complying with these regulations.

Risks Related to this Offering

Trading volume in our common stock has historically been limited and the sale of the shares offered by this prospectus could depress the price of our shares.

     The selling shareholders may sell 4,462,968 shares offered by this prospectus in the public market from time to time, and upon the exercise of all of the currently outstanding warrants, the selling shareholders may sell up to an additional 1,013,831 shares offered by this prospectus from time to time. There is a limited market for our common stock, and the resale (or availability for resale) of 5,476,799 of the shares covered by this prospectus, which represent approximately 39% of our outstanding common stock, including the shares available upon the exercise of outstanding warrants, as of the date hereof, may depress the price of the stock. Selling our shares may be difficult if a broader market for our common stock does not develop subsequent to this offering because smaller quantities of our shares are typically bought and sold and security analysts' and the news media's coverage about us is generally limited. These factors could result in lower prices and larger spreads in the bid and ask prices for our shares.

     Provisions in the stock purchase agreements we entered into for the private placements provide for a penalty to us in certain circumstances which could cause us to issue to those investors warrants to purchase an additional 1,763,194 shares of common stock. Assuming all of these penalty warrants were issued as of the date hereof, the shares covered by this prospectus would represent approximately 46% of our outstanding common stock, including the shares available upon the exercise of outstanding warrants and all penalty warrants, as of the date hereof. The resale of all of these shares may depress the price of the stock to a greater degree. Additionally, the other risk factors set forth in the above paragraph would be heightened to the extent such risk factors are affected by the registration and sale of additional shares.

Anti-takeover provisions in our articles of incorporation, bylaws and Pennsylvania law and the right of our Board of Directors to issue preferred stock without shareholder approval could make a third-party acquisition of us difficult.

     Provisions of our articles of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt not approved by our board of directors, including those made at a premium over the prevailing market price of the common stock held by shareholders.

     Our classified board of directors and the authority of our board to issue preferred stock and establish certain rights, preferences, privileges, limitations and other special rights thereof without any further vote or action by the shareholders could have the effect of delaying, impeding or discouraging the acquisition of control of our company in a transaction not approved by our board of directors.

     The provision of our bylaws classifying the board of directors may only be repealed or amended by an affirmative vote of shareholders entitled to cast 75% of the votes at a shareholders meeting. In addition, we may obtain shareholder approval for certain actions without calling a meeting or soliciting proxies because our articles of incorporation and bylaws permit actions by written consent of shareholders holding a majority of the shares of common stock.

     Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, which is applicable to us, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. In general, Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and us, unless prior approval of our board of directors is given. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions using our assets for purchase price amortization or refinancing purposes. An "interested shareholder," in general, would be a beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors.

Our stock price has been and may continue to be highly volatile.

     The market price of our common stock has been and may continue to be volatile and may be significantly affected by:

     . actual or anticipated fluctuations in our operating results; . announcements of new services by us or our competitors;

     . developments with respect to conditions and trends in our industry or in the industries we serve;
     .  governmental regulation;
     .  general market conditions; and
     .  other factors, many of which are beyond our control.

In addition, the stock market has, recently and from time to time, experienced significant price and volume fluctuations that have adversely affected the market prices of securities of companies without regard to their operating performances.

Sales of our common stock following the offering could reduce the market price of the common stock.


As of the date hereof, 12,993,324 shares of common stock will be outstanding. Of these shares, 8,697,553 shares of common stock will be freely tradable without restriction or further registration under the Securities Act of 1933. As of that date, 4,295,771 shares will be "restricted securities" as defined by Rule 144 under the Securities Act of 1933, most of which will be eligible for sale in the public market in compliance with Rule 144 after the offering. Sales of our common stock in the public market following the offering, or the perception that such sales could occur, could have an adverse effect on prevailing market prices for our common stock.

                          FORWARD-LOOKING STATEMENTS

     Certain statements incorporated by reference or made in this prospectus are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to the safe harbor provisions of the Reform Act. Such forward-looking statements are contained principally in the sections entitled "Business" and "Risk Factors" and include our statements about:

     .  our growth strategy;

     .  our ability to develop business relationships with blue chip clients;
        and

     .  other statements that are not historical facts.

     When used in this prospectus, the words "will," "believe," "anticipate," "intend," "estimate," "expect," "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. We cannot guarantee future results, levels of activity, performance or achievements and you should not place undue reliance on our forward-looking statements. Because such forward-looking statements involve risks and uncertainties, there are important factors that could cause actual results, performance or achievements to differ materially from those expressed or implied by such forward-looking statements, including:

     .  declines in annual financial results;

     .  collectibility of receivables;

     .  changes in economic and business conditions;

     .  unpredictability of government regulations;

     .  ability to keep up with changing trends in our industry;

     .  changes in business strategies; and

     .  other factors discussed under "Risk Factors."

     Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus or the date of the document from which they are incorporated by reference. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

                                   BUSINESS

Overview

     We are a leading provider of high-quality outsourced CRM services, offering customer interaction solutions that permit our clients to more effectively manage their relationships with their customers. We operate over 5,300 workstations in our network of 23 customer interaction centers in the United States and Canada plus 190 workstations in our two quality control centers. We have developed strategic relationships with market leaders in the telecommunications, financial services, insurance, technology and logistics industries. Our blue chip client base includes Aegon, AT&T, Citibank, FirstUSA, MCI, Microsoft, Nextel, Providian and Qwest. We distinguish ourselves through our vertical industry expertise, well-trained workforce and integrated customized technology solutions designed to meet the rigorous demands of our clients. We have established a strong track record of consistent growth with revenues growing at a compound annual growth rate ("CAGR") of over 40% from $32.3 million in fiscal 1996 to $160.3 million for the twelve months ended June 30, 2001.

     The CRM industry provides a broad range of customer relationship management services to its clients on both an inbound and outbound basis. Inbound services typically include product service and support, response to customer inquiries and order processing. Outbound services may include direct sales, product inquiry and lead generation and appointment setting. These services are designed to improve the overall customer experience and build closer relationships between companies and their customers.

     We believe that the growth in outsourced CRM services is driven by the following factors:

     Intensifying Competition in Many Industries. The deregulation of industries such as telecommunications and financial services has increased the number of participating companies and the variety of products and services available to consumers. As companies in these competitive industries attempt to maintain their existing customer base and acquire new customers, they are increasingly outsourcing their customer care activities to skilled providers.

     Focus on the Customer. Consumers are increasingly able to quickly and easily choose among multiple competitors and enjoy reduced costs by switching from one vendor to another. At the same time, competition is increasing across industries and companies see greater value in retaining existing customers. Consequently, companies are devoting an increasing amount of resources toward maintaining their existing customer bases.

     Trend Toward Outsourcing. Many businesses lack the expertise, resources and infrastructure necessary to efficiently provide optimal customer support. As businesses find they are unable to effectively meet their customer care needs, they are increasingly turning to experienced providers of outsourced services. Outsourcing their customer care needs to dedicated CRM providers affords companies access to the skills, expertise and technology necessary for proper customer care and allows them to focus on the delivery of their products and services.

Growth Strategy

     Our objective is to become the market leader in outsourced CRM solutions in the vertical markets we target. We plan to capitalize on the substantial opportunities in our industry and position our company for sustainable profitable growth by:

Targeting Top-Tier Clients in Key Industries

     We target larger and better capitalized players in the industries we serve and focus on becoming their preferred provider of CRM services. The larger contract size associated with such clients allows us to operate efficiently, and we expect our high level of service to allow us to obtain additional business from our existing clients, most of which have substantial and growing CRM needs. We focus our sales efforts on current and future clients in targeted industries with potentially significant needs for outsourced CRM services, primarily in the telecommunications, insurance, financial services, technology and logistics industry segments. We believe that by developing and cultivating industry-specific expertise in-house, we are able to offer more customized and relevant solutions to our clients. The success of this approach is evidenced by our telecommunications vertical, which has grown from $33.9 million in net revenues for the nine months ended June 30, 2000 to $48.8 million in net revenues for the nine months ended June 30, 2001, an increase of 44%. As part of this approach, we continue to evaluate opportunities in other industries which have a substantial, long-term need for outsourced solutions, which led to the recent establishment of our logistics vertical through our new contract with one of the nation's largest logistics providers.

Providing High Quality CRM Services on a Cost-Effective Basis

     Our strategy is to provide high quality, cost-effective CRM services that meet our clients' high standards. We open large facilities in areas with substantial, well-qualified labor pools. Prior to opening a customer interaction center, we analyze the demographics of the targeted geographic area in order to determine the quality, quantity and availability of the local labor pool. Where appropriate, we will locate facilities in markets where we can obtain financial incentives from local and state governments to open and operate facilities in their respective jurisdictions. Since March 1999, we have opened 13 customer interaction centers averaging over 300 workstations each in cost-effective locations in the U.S. and Canada. This careful attention to site selection has allowed us to lower our employee turnover and reduce the overall costs associated with operating a customer interaction center. We evaluate additional regions in which to locate new customer interaction centers on an ongoing basis. In addition, we have invested aggressively in quality assurance practices and personnel. We operate two quality assurance centers with a total of 190 dedicated workstations, which monitor all CRM representatives to ensure compliance with performance standards. We believe our low cost operations and focus on quality assurance have allowed us to provide our clients with cost-effective solutions while maintaining high quality service.

Diversifying Our Revenue Base

     Over the past several years we have worked to increase the predictability of our revenue stream by diversifying our revenue base across inbound and outbound calls and over a wider range of industries. For example, we have increased our inbound contract revenues, which are more predictable due to the longer term nature of such contracts, from 2.0% of net revenues in fiscal 1998 to 39.6% for the three months ended June 30, 2001. We have also diversified our exposure across various industry segments, reducing our revenues from the insurance industry from 66.2% of our net revenues in fiscal 1998 to 26.6% for the three months ended June 30, 2001. We presently focus on five vertical markets:

  Telecommunications. We provide a variety of CRM services for some of the nation's leading local, long-distance and wireless telecommunications companies. We expect the demand for CRM services within the telecommunications industry to increase as the industry evolves and responds to deregulation and as the number of products (e.g., long distance, cellular, paging and "800" services) and call features (e.g., call waiting, caller identification and voice mail) increases. We received 2.3%, 12.8%, 36.1% and 39.9% of our net revenues in fiscal 1998, 1999 and 2000 and in the three-month period ended June 30, 2001, respectively, from services provided to our telecommunications clients.

  Financial Services. We provide CRM services to several large credit card issuers, banks and other financial and membership service institutions in the United States. Our services include customer account acquisition and retention programs and programs to sell credit card enhancement features such as higher credit limits, lower interest rates and lower fees and discounts on selected goods and services purchased through a variety of interest group clubs. We also cross-sell additional services such as home equity loans and related banking services. We received 31.6%, 46.8%, 33.7% and 20.2% of our net revenues in fiscal 1998, 1999 and 2000 and in the three-month period ended June 30, 2001, respectively, from services provided to our financial services clients.

  Insurance. We have been providing CRM services to the insurance industry in the United States for over 15 years. We market such products as accidental death and dismemberment policies, graded benefit life insurance and other niche insurance products, such as pet insurance. As of August 31, 2001, we employed 106 agents licensed to sell insurance in one or more of a total of 47 states. We received 66.2%, 40.3%, 30.0% and 26.6% of our net revenues in fiscal 1998, 1999 and 2000 and in the three-month period ended June 30, 2001, respectively, from services provided to our insurance clients.

  Technology. We recently began offering CRM services to the technology sector substantially through an agreement with one significant client. We offer services primarily in the areas of software and internet support. We received 0.2% and 13.3% of our net revenues in fiscal 2000 and the three-month period ended June 30, 2001, respectively, from services provided to our technology clients.

  Logistics. We recently began offering CRM services to the logistics sector through a multi-year agreement with one major client. Our CRM services for this client include package tracking, shipping instructions and general customer service. Our customer interaction centers servicing this client that are staffed 24 hours a day with both English-speaking and Spanish-speaking CRM representatives.

     No client accounted for more than 20% of our net revenues and three clients each accounted for over 10% of our net revenues for the nine months ended June 30, 2001, down from five of such clients in the nine months ended June 30, 2000. We will consider further expanding the scope of our business by entering new vertical markets. We will also consider selectively acquiring companies that will supplement our technical expertise, allow us to acquire additional human resources or strategic customer relationships or expand our presence in key vertical or geographic markets.

Emphasizing Management and Personnel Development

     Management. We have successfully managed our growth and positioned ourselves for the future growth opportunities available to us by continuing to attract and retain a strong management team. Since John Fellows joined us as our Chief Executive Officer in 1998, we believe we have significantly strengthened our management team by attracting several highly experienced senior level managers.

     Personnel. A key element of our success is our well-trained staff of approximately 8,000 CRM representatives across the United States and Canada. We select our employees through a standardized screening process that includes an initial telephone interview, followed by an in-person evaluation. We provide our new hires with extensive classroom and on-the-job training programs and thereafter continue to coach and train our representatives on an ongoing basis. In addition, we believe that we have further reduced employee turnover and maintained a relatively high proportion of full-time employees by offering innovative compensation and benefits packages and by actively managing our representatives to ensure higher levels of job satisfaction.

Recent Developments

     On October 26, 2001 we raised net proceeds of approximately $2,000,000 in a private placement financing in which we issued 217,804 shares of our common stock and warrants to purchase an additional 72,601 shares of our common stock to investors on substantially the same terms and conditions as the private placement of our shares which occurred on September 28, 2001. We also issued to these investors additional warrants to purchase 10,890 shares of our common stock in consideration for their purchasing the shares and warrants in the private placement. JFO 1, LLC, one of the investors in the October 26, 2001 private placement, is owned by Ronald L. Jensen, who is a significant stockholder of ours. Jeffrey J. Jensen is one of our directors and is the son of Ronald L. Jensen. Jeffrey J. Jensen does not share a household with Ronald L. Jensen. The investors participating in the October 26, 2001 private placement are also subject to the registration rights agreement dated as of September 28, 2001 by and among us, the investors who purchased shares and warrants in the private placement which occurred on September 28, 2001 and ThinkEquity Partners LLC. The registration rights agreement is described in greater detail below in this prospectus.

     Under the terms of our credit facility with PNC Bank, National Association, we are required to be in compliance with certain financial covenants. We anticipate that, absent a waiver from PNC Bank, we will be in default under one of such covenants effective November 14, 2001. However, we expect that we will be able to obtain any necessary waiver from PNC Bank, and in the event that we are not able to obtain such waiver, that we will be able to obtain, on commercially reasonably terms, any necessary financing required to satisfy our obligations to PNC Bank and to support the cash flow needs of our operations in the ordinary course.

Our Services

     Our services allow our clients to generate increased sales, strengthen their customer relationships and provide a high level of support to their customers. We design and implement customized CRM programs for our clients designed to meet their specific customer care requirements. We provide customer service, customer acquisition and customer retention services to our clients on both an integrated and individual basis. Our CRM services generally fit into one of two categories:

Inbound Services

     Our inbound CRM services consist primarily of customer service programs, although some acquisition and retention services are also done on an inbound basis. Inbound services involve the processing of incoming calls, often placed by our clients' customers using toll-free numbers, to a customer service representative for service, order fulfillment or information. Our system receives an inbound call and directs it, together with scripting, pricing data, reference databases and any other relevant information, to an available CRM representative's workstation.

     Our customer service programs are designed to maintain and extend the customer relationship and maximize the long-term value of our clients' relationships with their customers. We respond to billing and other account inquiries from our clients' customers and manage customer complaints and product or service problems to promote faster resolution and follow predetermined procedures to ensure that the problems have been resolved. We offer help desk, product or service support, including troubleshooting and other first-tier support services. We also confirm that products or services requested by customers have been delivered or provided and that changes requested by customers in products or services have been effected. In addition to these customer service initiatives, we use our inbound services to secure new customers for our clients by making direct sales in connection with providing traditional inbound services, by receiving orders for and processing purchases of products or services and by fulfilling information requests for product or service offerings. Finally, we use our inbound services to assist clients in regaining business from customers who have allowed their service to lapse. Approximately 40% of our net revenues for the three months ended June 30, 2001 were attributable to our inbound business.

Outbound Services

     We provide outbound CRM services, which consist of customer acquisition and customer retention services. In providing our outbound services, our system receives data for target customers electronically from our clients. The data is retained in our database management systems and is then distributed for calling by our predictive dialing system. Once a live connection is established, the system transfers the call, along with the customer data and scripting information, to the workstation of a CRM representative trained for that specific client's program. Our customer acquisition services are designed to secure new customers for our clients and can include a wide range of activities depending on our clients' needs, including direct sales services, order processing, product inquiry and lead generation and appointment setting whereby we use information provided by our clients to identify and prioritize customer leads and schedule customer interactions with client representatives. Our customer retention services enable our clients to respond more effectively to their customers' needs and concerns, reward customers for their continued patronage and reinstate customers who have previously canceled their service. These services include conducting satisfaction assessments to ascertain customer opinions regarding the quality of client product or service offerings and interacting with our clients' customers who have allowed their service to lapse in an attempt to regain their business and learn their reasons for discontinuing service. Approximately 60% of our net revenues for the three months ended June 30, 2001 were attributable to our outbound business.

Our Client Contracts

     Our client contracts are generally for terms of one to five years, with the longer term contracts typically associated with our growing inbound CRM business. Contracts are typically terminable by either party upon 60 days notice; however, in some cases, particularly in our longer term inbound contracts which often require substantial capital expenditures on our part, a client will be required to pay us a significant termination fee in connection with an early termination of the contract. Such a fee deters our clients from exercising their early termination rights and, in the event a client decides to terminate despite the penalty, helps ensure that we can recover all or a portion of our capital costs associated with preparing for performance under the contract and that we receive at least a portion of the revenues projected under the contract. In addition, our inbound contracts generally contain minimum volume commitments requiring our clients to provide us with agreed-upon levels of calls during the terms of the contracts. Our fees for services rendered under these contracts are based on pre-determined contracted chargeable rates that may include a base rate per hour plus a higher rate or "bonus" rate if we meet pre-determined objective performance criteria. These objective performance criteria include such items as sales generated during a defined period. Additionally, we may receive additional discretionary client determined bonuses based upon criteria established by our clients.

Our Technology

     Our staff of highly skilled information technology professionals is focused on technological integration to meet our clients' needs. We integrate our clients' existing systems with our own systems to provide cost-effective, timely solutions which allow them to maximize their investment and minimize their costs. Where appropriate, we develop software systems to customize our services to a particular client.

     Our customer interaction centers and network systems both use a flexible database architecture permitting the easy sharing of data among users of the system. As a result, we are able to configure our scalable systems to work cost-effectively at low and high volumes and permit the efficient addition of capacity. These technologies improve sales and customer service by providing our CRM representatives with enhanced access to real-time customer and product information. We have implemented procedures to protect our systems against power loss, fire and other disasters.

Sales and Marketing

     Our core sales and marketing team is currently comprised of seven sales executives, all of whom have significant sales experience and several of whom have significant experience in the CRM and similar customer service industries. In addition, members of our senior management, including our chief executive officer and leaders of our operations, finance and technology departments, are active participants in the sales process. We believe their involvement enables us to better manage our clients' expectations and our ability to meet or exceed these expectations in establishing partnering relationships with them. A significant portion of the compensation of our core sales and marketing team is commission-based.

Quality Assurance

     We have centralized our quality assurance program into two quality assurance centers that have dedicated quality assurance personnel who monitor all CRM representatives to ensure compliance with performance standards. Sales confirmations are digitally recorded with the customer's consent to ensure accuracy and to provide a record of each sale. Our personnel review the audio file of each completed sale for compliance with client specifications. This system is designed to respond to client requests to review details of a particular sale within minutes and is able to identify the program, the date and time of the interaction and the CRM representative who made the sale. Clients also participate in the monitoring process and are able to electronically access relevant information.

     Our information systems enable us to provide our clients with customized reports on the status of their CRM programs. Access to this data enables our clients to modify or enhance an ongoing campaign in order to improve its effectiveness.

Competition

     We compete with the internal operations of many of our existing and potential clients, as well as with other outsourced CRM service providers. The outsourced CRM industry is highly fragmented and competitive. Our competitors range from large independent firms to small firms catering to specialized programs and short-term projects. We believe that we distinguish ourselves from our competition by providing high quality CRM services at affordable prices that meet our clients' needs for scalability and time to market. We believe the principal competitive factors in our industry are quality of service, performance, price, experience and reporting capabilities.

Government Regulation

     Telemarketing sales practices are regulated in the United States and Canada. In the United States, the Telephone Consumer Protection Act, enforced by the Federal Communications Commission, imposes, among other things, restrictions on unsolicited automated telephone calls to residential telephone subscribers, and its regulations require CRM firms to develop a written policy implementing a "do not call" list and to train its CRM personnel to comply with these restrictions. The Telephone Consumer Protection Act creates a right of action for both consumers and state attorneys general. A court may award damages or impose penalties of $500 per violation, which may be trebled for willful or knowing violations. The "Know Your Caller Act of 2001" has been introduced in Congress to amend the Telephone Consumer Protection Act to prohibit telemarketers from interfering with the caller identification service of any person to whom a telephone solicitation is made. This bill has not been passed as of September 30, 2001. Currently, we train our service representatives to comply with the regulations of the Telephone Consumer Protection Act and program our call management system to avoid initiating telephone calls during restricted hours or to individuals maintained on our "do not call" list.

     The Federal Trade Commission regulates both general sales practices and telemarketing specifically and has broad authority to prohibit a variety of advertising or marketing practices that may constitute "unfair or deceptive acts or practices." Pursuant to its general enforcement powers, the Federal Trade Commission can obtain a variety of types of equitable relief, including injunctions, refunds, disgorgement, the posting of bonds and bars from continuing to do business for a violation of the acts and regulations it enforces.

     The Federal Trade Commission also administers the Telemarketing and Consumer Fraud and Abuse Prevention Act under which the Federal Trade Commission has issued regulations prohibiting a variety of deceptive, unfair or abusive practices in direct telephone sales. Generally, these rules prohibit misrepresentations of the cost, quantity, terms, restrictions, performance or characteristics of products or services offered by telephone solicitation or of refund, cancellation or exchange policies. The regulations also regulate the use of prize promotions in direct telephone sales to prevent deception and require that a telemarketer identify promptly and clearly the seller on whose behalf the CRM representative is calling, the purpose of the call, the nature of the goods or services offered and that no purchase or payment is necessary to win a prize. The regulations also require that providers of services maintain records on various aspects of their businesses. In February 2000, the Federal Trade Commission requested public comment on its telemarketing rules. This broad review will result in a report addressing a variety of telemarketing-related issues, including, but not limited to, changes in technology, composition of the industry, efforts at self-regulation, industry trends and the effectiveness of law enforcement and legislation. The initial public comment period has ended and the Federal Trade Commission has not issued a report as of September 30, 2001.

     Most states have enacted statutes similar to the Federal Trade Commission Act prohibiting unfair or deceptive acts or practices. For example, telephone sales in certain states are not final until a written contract is delivered to and signed by the buyer, and such a contract often may be canceled within three business days. At least one state also prohibits parties conducting direct telephone sales from requesting credit card numbers in certain situations, and several other states require certain providers of such services to register annually, post bonds or submit sales scripts to the state's attorney general. Under these general enabling statutes, depending on the willfulness and severity of the violation, penalties can include imprisonment, fines and a range of equitable remedies such as consumer redress or the posting of bonds before continuing in business. Additionally, some states have enacted laws and others are considering enacting laws targeted at direct telephone sales practices. Some examples include laws regulating electronic monitoring of telephone calls and laws prohibiting any interference by direct telephone sales with telephone devices that identify the caller before the call is answered. Most of these statutes allow a private right of action for the recovery of damages or provide for enforcement by state agencies permitting the recovery of significant civil or criminal penalties, costs and attorneys' fees. There can be no assurance that any such laws, if enacted, will not adversely affect or limit our current or future operations.

     In Canada, the Canadian Radio-Television and Telecommunications Commission enforces rules regarding unsolicited communications using automatic dialing and announcing devices, live voice and fax. Companies that violate any of the restrictions on unsolicited calls may have their telephone service terminated after two business days' notice from the telephone company.

     The industries we serve are also subject to government regulation, and, from time to time, bills are introduced in Congress which, if enacted, could affect our operations. We, and our employees who sell insurance products, are required to be licensed by various state insurance commissions for the particular type of insurance product to be sold and are required to participate in regular continuing education programs.

     Telecommunications is another industry we serve that is subject to government regulation. For example, "slamming" is the illegal practice of changing a consumer's telephone service without permission. The Federal Communications Commission has promulgated regulations regarding slamming rules that apply solely to the telecommunications carrier and not the telemarketer or the independent party verifying the service change. However, some state slamming rules may extend liability for violations to agents and other representatives of telecommunications carriers, such as telemarketers.

     Our representatives undergo an extensive training program, part of which is designed to educate them about applicable laws and regulations and to try to ensure their compliance with such laws and regulations. Despite the specific training on such issues, we cannot guarantee that our employees will be in compliance with all applicable laws and regulations at all times. We believe that we operate in compliance with all applicable laws and regulations, but we cannot guarantee that we will be in compliance with all applicable laws and regulations at all times.

Facilities

     Our corporate headquarters facility is located in Bryn Mawr, Pennsylvania in an approximately 45,000 square-foot building leased to us through December 2001. We are currently considering several options available to us upon the termination of this lease.

     We also lease all of the facilities used in our customer interaction center operations. We believe that our existing facilities are suitable and adequate for our current operations, but additional facilities will be required to support growth. As of August 31, 2001, we operated the following customer interaction centers:

                                                    Date of                Current
          Location                            opening/acquisition        workstations
          --------                            -------------------        ------------
          Ardmore, PA                         March 1985                          122
          Pleasantville, NJ                   November 1992                        96
          Scranton, PA                        July 1993                           101
          Wilkes-Barre, PA                    April 1994                           99
          Ocean Township, NJ                  November 1995                        77
          Allentown, PA                       April 1996                          104
          Delran, NJ                          March 1997                          204
          York, PA                            June 1997                           184
          Ewing Township, NJ                  July 1998                           144
          Largo, FL                           October 1998                        120
          Oromocto, New Brunswick             March 1999                          307
          Brantford, Ontario (2 sites)        July 1999                           533
          St. John, New Brunswick             August 1999                         343
          Sarnia, Ontario (2 sites)           June 2000                           448
          Sault Saint Marie, Ontario          June 2000                           239
          Yuma, AZ                            September 2000                      293
          Thunder Bay, Ontario                December 2000                       415
          Harlingen, TX                       February 2001                       498
          Houston, TX                         March 2001                          432
          Nanaimo, British Columbia           April 2001                          275
          San Antonio, TX                     July 2001                           320
                                                                                -----
          Total                                                                 5,354
                                                                                =====

     In addition to the above customer interaction centers, we operate two centralized quality assurance centers which are located at our Delran, New Jersey (90 quality assurance workstations) and Sarnia, Ontario (100 quality assurance workstations) customer interaction centers. We believe that suitable additional or alternative space will be available as needed on commercially reasonable terms.

Employees

     As of August 31, 2001, we employed 7,983 people, 6,907 of whom we employed on a full-time basis and 1,076 of whom we employed on a part-time basis. None of our employees is currently covered by collective bargaining agreements, although efforts have been made by some employees in support of such an agreement. We believe that our relations with our employees are good.

Legal Proceedings

     We may from time to time become involved in litigation incidental to our business activities. However, we are not currently subject to any material legal proceedings.

History

     Our company was founded in 1983 and completed an initial public offering of shares of common stock in September 1996. We are a Pennsylvania corporation and our principal business office is located at 40 Morris Avenue, Bryn Mawr, Pennsylvania 19010. Our telephone number is (610) 520-5300.

              WHERE YOU CAN FIND ADDITIONAL INFORMATION ABOUT US

     We have filed with the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, a registration statement on Form S-3 under the Securities Act of 1933 with respect to the shares of common stock offered in this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto. For further information with respect to us and the shares of common stock, reference is hereby made to the registration statement and the exhibits and schedules filed as a part thereof. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract or document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. The registration statement, including exhibits and schedules thereto, may be inspected and copied at the Securities and Exchange Commission's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330 Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the Securities and Exchange Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, registration statements and certain other filings made with the Securities and Exchange Commission through its Electronic Data Gathering, Analysis and Retrieval system, known as EDGAR, are publicly available through the Securities and Exchange Commission's website http://www.sec.gov. The registration statement, including all exhibits thereto and amendments thereof, has been filed with the Securities and Exchange Commission through EDGAR.

                     INFORMATION INCORPORATED BY REFERENCE

     The Securities and Exchange Commission allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus. We incorporate by reference the documents listed below until all of the shares offered by this prospectus are sold:

     . Annual Report on Form 10-K for the fiscal year ended September 30, 2000 filed with the Securities and Exchange Commission on December 22, 2000, as amended on Form 10-K/A filed with the Securities and Exchange Commission on December 28, 2000;

     . Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2000 filed with the Securities and Exchange Commission on February 14, 2001;

     . Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001 filed with the Securities and Exchange Commission on May 15, 2001;

     .  Current Report on Form 8-K filed April 12, 2001;

     . Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001 filed with the Securities and Exchange Commission on August 14, 2001;

     .  Current Report on Form 8-K filed October 12, 2001; and

     . all documents filed by us with the Securities and Exchange Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and before termination of the offering.

     Any statement contained in a document or a portion of which is incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

     We will provide without charge to each person to whom a copy of this prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits not specifically incorporated herein by reference). Requests for such copies should be directed to RMH Teleservices, Inc., 40 Morris Avenue, Bryn Mawr, Pennsylvania 19010, Attention: Scot Brunke, Telephone: (610) 520-5300.

                         DESCRIPTION OF CAPITAL STOCK

     We are authorized to issue up to 20,000,000 shares of common stock, no par value per share. Our board of directors is authorized to issue up to 5,000,000 shares of preferred stock in one or more series and to establish the designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of this preferred stock. There are 12,993,324 shares of common stock and options and warrants to purchase up to an additional 2,076,441 shares of common stock outstanding as of the date of this prospectus. There are no shares of preferred stock outstanding as of the date of this prospectus.

Common Stock

     The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. All holders of common stock are entitled to share equally in dividends declared on the common stock. In the event of any voluntary or involuntary liquidation, dissolution or winding up of our company, after payment has been made to the holders of shares of preferred stock, if any, for the full amount to which they are entitled, the holders of the shares of common stock are entitled to share equally in the assets available for distribution.


Preferred Stock

     Our board of directors is authorized, without further action by the shareholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to establish the designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of any series of preferred stock so issued. The issuance of shares of preferred stock could adversely affect the voting power and other rights of holders of our common stock. Because the terms of the preferred stock may be fixed by the board of directors without shareholder action, the preferred stock could be issued quickly with terms designed to defeat a proposed takeover of our company, or to make the removal of our management more difficult. The authority to issue preferred stock or rights to purchase such stock could be used to discourage a change in control of our company. Our management is not aware of any such threatened transaction to obtain control of our company, and the board of directors has no current plans to designate and issue any shares of preferred stock.

Provisions That May Have an Anti-Takeover Effect

     Provisions of our articles of incorporation and bylaws may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt not approved by our board of directors, including those made at a premium over the prevailing market price of the common stock held by shareholders.

     Our classified board of directors and the authority of our board to issue preferred stock and establish certain rights, preferences, privileges, limitations and other special rights thereof without any further vote or action by the shareholders could have the effect of delaying, impeding or discouraging the acquisition of control of our company in a transaction not approved by our board of directors.

     The provision of our bylaws classifying the board of directors may only be repealed or amended by an affirmative vote of shareholders entitled to cast 75% of the votes at a shareholders meeting. In addition, we may obtain shareholder approval for certain actions without calling a meeting or soliciting proxies because our articles of incorporation and bylaws permit actions by written consent of shareholders holding a majority of the shares of common stock.

     Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, which is applicable to us, may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider in his or her best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders. In general, Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and us, unless prior approval of our board of directors is given. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions using our assets for purchase price amortization or refinancing purposes. An "interested shareholder," in general, would be a beneficial owner of shares entitling that person to cast at least 20% of the votes that all shareholders would be entitled to cast in an election of directors.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock is StockTrans, Inc. Its address is 44 West Lancaster Avenue, Ardmore, PA 19003.

                            DESCRIPTION OF WARRANTS

     We issued warrants to purchase 1,013,831 shares of our common stock to the investors in the private placements we completed on September 28, 2001 and October 26, 2001, and to ThinkEquity Partners LLC in consideration of its services to us as placement agent. The following summary is not complete and it summarizes some, but not all, of the provisions of the warrants. We have filed a copy of the form of warrant as an exhibit to our Current Report on Form 8-K filed October 12, 2001, and you should read the actual terms of this document for the definitive terms and conditions.

     Each warrant, when exercised, entitles the holder to purchase one share of our common stock at an exercise price of $12.00 per share. The exercise price and the number of shares of common stock issuable upon the exercise of one warrant are both subject to certain adjustments if we issue securities at a price less than the exercise price of the warrants at the time of issuance. Upon the issuance of securities causing an adjustment to the warrants, the exercise price of the warrants may decrease and the number of shares of common stock issuable upon the exercise of the warrants may increase on a weighted average basis, depending on the aggregate value of the securities issued and the amount by which the price at which they are issued is less than the exercise price.

     The warrants may be exercised at any time on or before 5:00 p.m., Minneapolis, Minnesota time on September 28, 2006. Any warrant not exercised before the close of business on September 28, 2006 will become void, and all the rights of the holder under the warrants will cease.

                      DESCRIPTION OF REGISTRATION RIGHTS

     On September 28, 2001, we issued 2,426,982 shares of our common stock and warrants to purchase an additional 808,991 shares of our common stock pursuant to a private placement financing. We also issued to ThinkEquity Partners LLC, the placement agent for the September 28, 2001 private placement financing, a warrant to purchase 121,349 shares of our common stock. On October 26, 2001, we issued 217,804 shares of our common stock and warrants to purchase an additional 72,601 shares of our common stock pursuant to a private placement financing. We also issued to the investors in our October 26, 2001 private placement financing, as consideration for the investors entering into the transaction, warrants to purchase 10,890 shares of our common stock. Pursuant to the private placement financings, we entered into a registration rights agreement with the purchasers of the common stock and the warrants in each private placement financing and ThinkEquity Partners LLC.

     The following summary of the registration rights agreement is not complete. It summarizes some, but not all, of the provisions of the registration rights agreement. We have filed a copy of the registration rights agreement as an exhibit to the current report on Form 8-K filed on October 12, 2001 with the Securities and Exchange Commission, and you should read the actual terms of this document for the definitive terms and conditions. Upon request, we will provide to you a copy of the registration rights agreement.

     When we use the term "registrable securities," we mean shares of our common stock issued in, and shares of our common stock issuable upon the exercise of any warrants issued in connection with, the private placement.

     We are also obligated to register shares of our common stock issuable upon the exercise of warrants which may be issued pro rata at a future date if we default on certain provisions under the stock purchase agreements dated as of September 28, 2001 and October 26, 2001 by and among us and the investors who purchased shares of our common stock and warrants to purchase shares of our common stock from us on those dates.

     Pursuant to the registration rights agreement, we have filed a registration statement, of which this prospectus is a part. We will generally be required to maintain the effectiveness of the registration statement until the earlier of:

     . the sale of all of the registrable securities under the registration statement;

     . the date on which the registrable securities may be sold without limitation under Rule 144(k) of the Securities Act of 1933, as amended; or

     . the date which is two years from the date of the filing of the registration statement of which this prospectus is a part.

     We cannot assure you that we will be able to keep the registration statement continuously effective for the required period.

     We are permitted to suspend the effectiveness of this registration statement by written notice to the holders of the registrable securities, for a period of no more than 15 days in any 90-day period, if:

     . the Securities and Exchange Commission issues a stop order suspending the effectiveness of the registration statement or initiates proceedings with respect to the registration statement, or we receive any notification regarding the suspension of the qualification of the registrable securities included in the registration statement for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; or

     . an event occurs and is continuing as a result of which the registration statement would, in our reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, and we reasonably determine that the disclosure of such event at such time would have a material adverse effect on our business.

     If the disclosure relates to a previously undisclosed proposed or pending material business transaction, we may suspend the effectiveness of the registration statement up to 30 days, but we may not suspend the effectiveness of the registration statement an aggregate of more than 45 days in any 360-day period.

     If the effectiveness of the registration statement is suspended for a longer period of time than allowed above, and for each additional 30 day period for which the effectiveness of the registration statement is suspended, we must issue to each of the purchasers in each of the private placements warrants to purchase a number of additional shares of common stock equal to 5% of the number of shares issuable upon the exercise of the warrants we issued to such purchaser at the closing of the applicable private placement, until the registration statement is again effective. In no event will the additional warrants issued to each investor due to the suspension of the effectiveness of the registration statement exceed the number of shares purchased by such investor in the applicable initial private placement.

     In addition, ThinkEquity Partners LLC has additional registration rights for the 121,349 shares of common stock issuable upon the exercise of the warrants it holds, including the right to demand registration of these shares for sale in an underwritten public offering. ThinkEquity Partners LLC may also require us to register these shares for sale together with any shares we register for sale until September 28, 2006. If ThinkEquity Partners LLC requests registration of its shares, we have agreed not to register any shares for sale by us for a period of 90 days after ThinkEquity Partners LLC's registration statement has been terminated or declared effective (or certain shorter or longer periods, not to exceed 180 days, under certain circumstances). The registration rights are assignable together with the shares subject to these registration rights, if the shares have not been sold pursuant to the registration statement and are sold in a subsequent private placement.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares covered by this prospectus. We will, however, pay substantially all expenses related to the registration of the shares.

                             SELLING SHAREHOLDERS

     The name of each selling shareholder and the aggregate number of shares of common stock registered by this registration statement, of which this prospectus is a part, that each selling shareholder may offer and sell are set forth in the table below. Because the selling shareholder may sell or distribute all or a portion of the shares at any time and from time to time after the date of this prospectus, we cannot determine the number of shares of common stock that each selling shareholder may own upon completion of this offering.

                                    Shares of Common
                                Stock Benefically Owned
                                         Prior               Shares to be Offered for
    Selling Shareholder          to the Offering (1)(2)      the Selling Shareholders
----------------------------  ----------------------------  ----------------------------
SAFECO Common Stock Trust
 SAFECO Growth Opportunities Fund            1,382,896 (3)               1,382,896 (3)
SAFECO Resource Series Trust
 Growth Opportunities Portfolio                691,448 (4)                 691,448 (4)
Jeffrey J. Jensen                            1,156,138 (5)                 400,182 (5)
Ronald L. Jensen                               813,000 (6)                 313,000 (6)
Gladys M. Jensen                               813,000 (7)                 313,000 (7)
Jami J. Jensen                                 983,500 (8)                 310,000 (8)
Janet J. Jensen                                983,500 (9)                 310,000 (9)
Julie J. Jensen                                983,500 (10)                310,000 (10)
Woodville L.L.C.                               193,605 (11)                193,605 (11)
James J. Jensen                                825,000 (12)                175,000 (12)
Texas Margins, LLC                             152,000 (13)                152,000 (13)
Ardsley Partners Fund II LP                    138,289 (14)                138,289 (14)
Constable Capital                              138,289 (15)                138,289 (15)
Potomac Capital
 Partners, L.P.                                138,289 (16)                138,289 (16)
ThinkEquity Partners LLC                       121,349 (17)                121,349 (17)
JFO 1, LLC                                     118,682 (18)                118,682 (18)
Ardsley Offshore Fund
 Limited                                       110,632 (19)                110,632 (19)
RS Paisley Pacific
 Master Fund Unit Trust                         89,888 (20)                 89,888 (20)
Augusta Partners LP                             82,973 (21)                 82,973 (21)
HH Management Account
 I Limited                                      82,973 (22)                 82,973 (22)
Ardsley Partners Fund I LP                      69,145 (23)                 69,145 (23)
Ardsley Partners
 Institutional Fund LP                          69,145 (24)                 69,145 (24)
The Paisley Fund, L.P.                          48,401 (25)                 48,401 (25)
Gladshare 1, LLC                                30,613 (26)                 30,613 (26)
Total                                        9,903,255                   5,476,799

(1) Beneficial ownership figures include all common stock represented by shares of issued and outstanding common stock as well as shares of common stock issuable upon the exercise of outstanding warrants.

(2) Beneficial ownership figures do not include 1,617,991 shares of common stock issuable upon the exercise of warrants which may be issued pro rata at a future date if we default on certain provisions under the stock purchase agreement dated as of September 28, 2001 by and among us and the investors listed on Exhibit A thereto or 145,203 shares of common stock issuable upon the exercise of warrants which may be issued pro rata at a future date if we default on certain provisions under the stock purchase agreement dated as of October 26, 2001 by and among us and the investors listed on Exhibit A thereto. Any shares of common stock issued pursuant to the previous sentence will be included for sale in this registration statement.

(3) Includes 345,724 shares of common stock issuable upon the exercise of warrants.

(4) Includes 172,862 shares of common stock issuable upon the exercise of warrants.

(5)  Jeffrey J. Jensen is a member of our board of directors.

(6) Ronald L. Jensen is the father of Jeffrey J. Jensen, a member of our board of directors. Includes 313,000 shares of our common stock owned beneficially by both Ronald L. and Gladys M. Jensen, which 313,000 shares of our common stock are being offered pursuant to this registration statement of which this prospectus is a part. Does not include 118,682 shares of common stock owned by JFO 1, LLC. See footnote (18) below.

(7) Gladys M. Jensen is the mother of Jeffrey J. Jensen, a member of our board of directors. Includes 313,000 shares of our common stock owned beneficially by both Ronald L. and Gladys M. Jensen, which 313,000 shares of our common stock are being offered pursuant to this registration statement of which this prospectus is a part.

(8) Jami J. Jensen is the sister of Jeffrey J. Jensen, a member of our board of directors.

(9) Janet J. Jensen is the sister of Jeffrey J. Jensen, a member of our board of directors.

(10) Julie J. Jensen is the sister of Jeffrey J. Jensen, a member of our board of directors.

(11) Includes 48,401 shares of common stock issuable upon the exercise of warrants.

(12) James J. Jensen is the brother of Jeffrey J. Jensen, a member of our board of directors.

(13) Includes 76,000 shares of common stock issuable upon the exercise of warrants. Texas Margins, LLC is an entity organized by an affiliate of Ronald L. Jensen and to which Mr. Jensen has loaned funds used to purchase the shares of our common stock being offered under this prospectus. Ronald L. Jensen owns no equity interest in, and disclaims beneficial ownership of, the shares of common stock owned by Texas Margins, LLC.

(14) Includes 34,572 shares of common stock issuable upon the exercise of warrants.

(15) Includes 34,572 shares of common stock issuable upon the exercise of warrants.

(16) Includes 34,572 shares of common stock issuable upon the exercise of warrants.

(17) Includes 121,349 shares of common stock issuable upon the exercise of warrants.

(18) JFO 1, LLC is owned by Ronald L. Jensen, one of our significant shareholders.

(19) Includes 27,658 shares of common stock issuable upon the exercise of warrants.

(20) Includes 22,472 shares of common stock issuable upon the exercise of warrants.

(21) Includes 20,743 shares of common stock issuable upon the exercise of warrants.

(22) Includes 20,743 shares of common stock issuable upon the exercise of warrants.


(23) Includes 17,286 shares of common stock issuable upon the exercise of warrants.


(24) Includes 17,286 shares of common stock issuable upon the exercise of warrants.


(25) Includes 12,100 shares of common stock issuable upon the exercise of warrants.


(26) Includes 7,491 shares of common stock issuable upon the exercise of warrants. Gladshare 1, LLC is an entity organized by an affiliate of Ronald L. Jensen and to which Mr. Jensen has loaned funds used to purchase the shares of our common stock being offered under this prospectus. Ronald L. Jensen owns no equity interest in, and disclaims beneficial ownership of, the shares of common stock owned by Gladshare 1, LLC.


                             PLAN OF DISTRIBUTION

     We will not receive any of the proceeds from the sale of the securities by the selling shareholders. The selling shareholders may sell the securities from time to time directly to purchasers. Alternatively, the selling shareholders may from time to time offer the securities through underwriters, brokers, dealers or agents who may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the securities from whom they may act as agent. Any brokers, dealers or agents who participate in the distribution of the securities may be deemed to be "underwriters," and any profits on the sale of the securities by them and any discounts, commissions or concessions received by any brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act of 1933. To the extent the selling shareholders may be deemed to be underwriters, the selling shareholders may be subject to some statutory liabilities of the Securities Act of 1933, including, but not limited to, Sections 11, 12 and 17 of the Securities Act of 1933 and Rule 10b-5 under the Securities Exchange Act of 1934.

     The securities offered by this prospectus may be sold from time to time by the selling shareholders or their representatives or trustees, or, donees, devisees, transferees or other successors in interest. The securities may be disposed of from time to time in one or more transactions through any one or more of the following:

     (a) a block trade in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     (b) purchases by a broker or dealer as principal and resale by that broker or dealer for its account;

     (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     (d) an exchange distribution in accordance with the rules of that exchange or transactions in the over-the-counter market;

     (e)  in transactions other than in the over-the-counter market;

     (f)  through the writing of put or call options on the securities;

     (g)  short sales of the securities and sales to cover the short sales;

     (h) the pledge of the securities as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest in the securities;

     (i) the distribution of the securities by any selling stockholder to its partners, members or stockholders; and

     (j)  a combination of any of the above.

     These sales may be made at prices and at terms then prevailing or at prices related to the then current market price or at negotiated prices and terms. In effecting sales, brokers or dealers may arrange for other brokers or dealers to participate.

     To the best of our knowledge, there are currently no plans, arrangements or understandings between any selling stockholders and any broker, dealer, agent or underwriter regarding the sale of the securities by the selling stockholders. There is no assurance that any selling shareholder will sell any or all of the securities offered by it under this prospectus or that any selling shareholder will not transfer, devise or gift the securities by other means not described in this registration statement. The securities covered by this prospectus may be sold in private transactions or under Rule 144 rather than pursuant to this prospectus.

     Under the securities laws of some states, the securities may be sold in these states only through registered or licensed brokers or dealers. In addition, in some states, the securities may not be sold unless the securities have been registered or qualified for sale in the state or an exemption from registration or qualification is available and complied with.

     The selling shareholders and any other person participating in the distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the selling shareholders and any other person. Furthermore, under Regulation M under the Securities Exchange Act of 1934, any person engaged in the distribution of the securities may not simultaneously engage in market-making activities with respect to the particular securities being distributed for particular periods prior to the commencement of the distribution. All of these limitations may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

     Pursuant to the agreements we entered into in the private placements, each of us and the selling shareholders will be indemnified by the other against particular liabilities, including some liabilities under the Securities Act of 1933, or will be entitled to reimbursement in connection with those liabilities.

     Pursuant to and engagement letter dated as of September 28, 2001 between us and ThinkEquity Partners LLC, ThinkEquity Partners LLC received, as compensation for the services rendered by them, a finder's fee equal to five percent of the total selling price of the securities sold at the closing of the private placement on September 28, 2001 and, for a sum of $50, warrants to purchase the number of shares of common stock that is equal to five percent of the number of shares of common stock sold at the closing of the private placement on September 28, 2001. We also paid to Herbert Kurtz, one of our directors, for services rendered by him, a finder's fee of $50,000.

     Pursuant to a stock purchase agreement dated as of October 26, 2001 by and among us and the three entities listed on Exhibit A thereto, we credited the three entities, in lieu of a finder's fee, a fee of approximately five percent of the total selling price of the securities sold at the closing of the private placement on October 26, 2001 and warrants to purchase the number of shares of common stock that is equal to five percent of the number of shares of common stock sold at the closing of the private placement on October 28, 2001, in the same proportion as the fee received by ThinkEquity Partners LLC. JFO 1, LLC, one of the three entities which received $54,490 of the $100,000 finder's fee (but none of the placement fee warrants) in the private placement on October 26, 2001, is owned by Ronald L. Jensen. Jeffrey J. Jensen is one of our directors and is the son of Ronald L. Jensen. Jeffrey J. Jensen does not share a household with Ronald L. Jensen.

                INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Amended and Restated Bylaws provide that we will indemnify our officers and directors to the fullest extent permitted by Pennsylvania law against all liabilities, expenses and losses incurred by such persons in connection with claims made by reason of their being an officer or director. However, we will not indemnify our officers and directors in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

     A registration rights agreement dated as of September 28, 2001 by and among us and ThinkEquity Partners LLC and the investors in the private placements which occurred on September 28, 2001 and October 26, 2001 provides that ThinkEquity Partners LLC and the investors in the private placements which occurred on September 28, 2001 and October 26, 2001 will indemnify and hold harmless us, each of our officers and directors and each person, if any, who controls us within the meaning of the Securities Act of 1933 or the Securities Exchange Act of 1934, against any losses, claims, damages or liabilities (joint or several) to which we or any such director, officer or controlling person may become subject under the Securities Act of 1933, the Securities Exchange Act of 1934 or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise out of or are based upon any untrue statement or alleged untrue statement of material fact contained in this registration statement or the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, in each case to the extent (and only to the extent) that such instances occur in reliance upon and in conformity with written information furnished by ThinkEquity Partners LLC or any of those investors and stated to be specifically for use in connection with this registration; and ThinkEquity Partners LLC and each of those investors will reimburse any legal or other expenses reasonably incurred by us any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                 LEGAL MATTERS

     Wolf, Block, Schorr and Solis-Cohen LLP, Philadelphia, Pennsylvania, has rendered an opinion that the shares of common stock offered in this offering that are currently outstanding have been legally issued, fully paid and non-assessable and the shares offered in this offering that are issuable upon the exercise of warrants will be legally issued, fully paid and non-assessable when issued in accordance with the terms of such warrants.

                                    EXPERTS

     The audited consolidated financial statements incorporated by reference in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other expenses of issuance and distribution.

     The following table sets forth expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the registrant.

Securities and Exchange Commission registration fee.................................  $           26,941.82
National Association of Securities Dealers, Inc. fee................................                   0.00
Nasdaq National Market fee..........................................................              21,964.98
Printing and engraving expenses.....................................................              *2,000.00
Accountants' fees and expenses......................................................             *75,000.00
Legal fees and expenses.............................................................            *100,000.00
Blue sky and NASD-related legal fees and expenses...................................              *2,460.00
Transfer agent's fees and expenses..................................................              *2,000.00
Miscellaneous.......................................................................                  *0.00
                                                                                                 ----------
   Total............................................................................  $          230,366.80
                                                                                                 ==========

____________________

* Estimated

     The foregoing, except for the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. fee, and the Nasdaq National Market fee, are estimates.

ITEM 15.  Indemnification of directors and officers.

     Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative actions), to which any of them is a party or is threatened to be made a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative, director or officer of the corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 1742 permits indemnification in derivative actions if the appropriate standard of conduct is met, except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742.

     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel in a written opinion; or (iii) by the shareholders.

     Section 1745 provides that expenses (including attorneys' fees) incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the bylaws, advancement of expenses must be authorized by the board of directors.

     Section 1746 provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

     Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law.

     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the Pennsylvania Business Corporation Law shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

     Our bylaws, filed as Exhibit 3.2 hereto, provide in general that we shall indemnify our officers and directors to the fullest extent permitted by law. Our bylaws authorize us to purchase and maintain insurance to insure our indemnification obligations, whether arising under the bylaws or otherwise. We may create a fund or otherwise to secure our indemnification obligations which arise under our bylaws, our articles of incorporation, by agreement, vote of shareholders or directors, or otherwise. We have purchased directors' and officers' liability insurance.

ITEM 16.  Exhibits and financial statement schedules.

     (a)   Exhibits


EXHIBIT
NO.
---

5 Opinion of Wolf, Block, Schorr and Solis-Cohen LLP with respect to the legality of the securities being offered.*

23.1    Consent of Arthur Andersen LLP.*

23.2    Consent of Wolf, Block, Schorr and Solis-Cohen LLP (included as part of
        Exhibit 5).

24.1 Power of Attorney (included on signature page of the initial filing of this registration statement).

____________________
*filed herewith.


ITEM 17.  Undertakings.

     The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change to the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that clauses
(1)(i)and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to Item 14 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                       SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bryn Mawr, Pennsylvania, on the 26th day of October, 2001.

                              RMH TELESERVICES, INC.


                              By: /s/ John A. Fellows
                                  ----------------------------
                                  John A. Fellows
                                  Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John A. Fellows and J. Scot Brunke, acting individually, the undersigned's true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned's name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

           Signatures                               Title                               Date
           ----------                               -----                               ----
 /s/ John A. Fellows                Chief Executive Officer and Director            October 26, 2001
-------------------------------
John A. Fellows                         (Principal Executive Officer)

 /s/ J. Scot Brunke                     Executive Vice President and                October 26, 2001
-------------------------------
J. Scot Brunke                       Chief Financial Officer (Principal
                                      Financial and Accounting Officer)

 /s/ Herbert Kurtz                   Chairman of the Board of Directors             October 26, 2001
-------------------------------
Herbert Kurtz

 /s/ Jeffrey J. Jensen                            Director                          October 26, 2001
-------------------------------
Jeffrey J. Jensen

 /s/ David P. Madigan                             Director                          October 26, 2001
-------------------------------
David P. Madigan

 /s/ George P. Lakin                              Director                          October 26, 2001
-------------------------------
Gregory P. Lakin